EXHIBIT 21.1

Subsidiaries of MIV Therapeutics, Inc.

•	MIVI Technologies, Inc. – A corporation organized and operating under the laws of the Yukon Territory, Canada

•	Biosync Scientific Pvt. Ltd. – A body corporate subsisting under and registered pursuant to the laws of India